Free Writing Prospectus (To the Prospectus dated February 10, 2009 and the Prospectus Supplement dated March 1, 2010)	Filed Pursuant to Rule 433 Registration No. 333-145845 June 8, 2010

$[—] Non-Principal Protected Notes Linked to the Bearish Performance of the British Pound Sterling Global Medium-Term Notes, Series A, No. F-145

Key Terms:	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC (Rated AA-/Aa3‡)

Trade Date:	June [—], 2010

Issue Date:	June [—], 2010

Maturity Date‡‡:	June [—], 2013, resulting in a term of approximately 3 years (subject to Early Redemption)

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof.

Interest:	We will not pay you interest during the term of the Notes.

Reference Asset:	The U.S. dollar per British pound sterling exchange rate, which will be determined as the rate that appears on Bloomberg screen WMCO1 to the right of the caption “GBP” under the caption “MID” at approximately 4 p.m., London time, on the relevant date (the “Currency Exchange Rate”).

Leverage Factor	2

Early Redemption Level:	140% of the Initial Rate

Payment at Maturity or Upon Early Redemption:	On the Maturity Date or on an Early Redemption Date, if applicable, you will receive a cash payment per Note equal to the Redemption Amount.

Redemption Amount:

An amount equal, per $1,000 principal amount, to (i) the principal amount plus (ii) (a) the principal amount multiplied by (b) the product of the Leverage Factor and the Reference Asset Return minus (iii) the Investor Fee, calculated as follows:

$1,000 + [$1,000 × (2 × Reference Asset Return)] – Investor Fee

The Redemption Amount cannot be less than $0.00.

You may lose some or all of your principal if you invest in the Notes. Your return on the Notes will be reduced by any positive performance of the British pound sterling relative to the U.S. dollar on a two-times leveraged basis, and you may lose your entire investment in the Notes.

Investor Fee‡‡‡:

If the Final Valuation Date occurs on any day prior to the day occurring 1 year following the Issue Date, the Investor Fee, per $1,000 principal amount, will be an amount equal to (1.350% × $1,000)

If the Final Valuation Date occurs on any day from and including the day occurring 1 year following the Issue Date to but excluding the day occurring 1.5 years following the Issue Date, the Investor Fee, per $1,000 principal amount, will be an amount equal to (2.025% × $1,000)

If the Final Valuation Date occurs on any day from and including the day occurring 1.5 years following the Issue Date to but excluding the day occurring 2 years following the Issue Date, the Investor Fee, per $1,000 principal amount, will be an amount equal to (2.700% × $1,000)

If the Final Valuation Date occurs on any day from and including the day occurring 2 years following the Issue Date to but excluding the day occurring 2.5 years following the Issue Date, the Investor Fee, per $1,000 principal amount, will be an amount equal to (3.375% × $1,000)

If the Final Valuation Date occurs on any day from and including the day occurring 2.5 years following the Issue Date to and including the Scheduled Final Valuation Date, the Investor Fee, per $1,000 principal amount, will be an amount equal to (4.050% × $1,000)

Reference Asset Return:	The performance of the Reference Asset, calculated as follows on the Final Valuation Date: Initial Rate – Final Rate Initial Rate

Initial Rate:	[1.40-1.50], which is the U.S. dollar per British pound sterling exchange rate determined on an intraday basis on the Trade Date by the Calculation Agent in its sole discretion without reference to the Currency Exchange Rate on the Trade Date. Accordingly, the Initial Rate could be different from the Currency Exchange Rate on the Trade Date.

Final Rate:	The Currency Exchange Rate on the Final Valuation Date

Final Valuation Date‡‡:

June [—], 2013, (the “Scheduled Valuation Date”) subject to the occurrence of an Early Redemption, in which case the Final Valuation Date will be determined as follows:

•         Upon the occurrence of a Redemption at the Option of the Noteholder, the Final Valuation Date will be the first Scheduled Trading Day following the Business Day on which the Noteholder elects to require the Issuer to redeem its Notes.

•         If an Early Redemption Event occurs, the Final Valuation Date will be the day on which the Early Redemption Event occurs.

Early Redemption:	Redemption of the Notes prior to the Maturity Date upon the occurrence of: (i) a Redemption at the Option of the Noteholder; or (ii) an Early Redemption Event.

Redemption at the Option of the Noteholder:	The Noteholder may elect to require the Issuer to redeem its Notes on any Business Day during the Optional Redemption Period, (subject to the minimum redemption amount of at least 100 Notes (the equivalent of $100,000 principal amount)) and the Noteholder will receive the Redemption Amount on the Early Redemption Date.

Optional Redemption Period:	The period from and including the first Business Day following the Issue Date to and including the Business Day that is two Scheduled Trading Days prior to the Scheduled Valuation Date.

Early Redemption Event:	If on any day during the Observation Period the Currency Exchange Rate is greater than the Early Redemption Level, the Notes will be redeemed early and investors will receive the Redemption Amount on the Early Redemption Date.

Observation Period:	The period from and including the Issue Date to but excluding the Final Valuation Date.

Early Redemption Date:	The third Business Day following the Final Valuation Date.

Business Day	New York and London

Scheduled Trading Day	Any day on which (a) the Currency Exchange Rate is reported on the relevant Bloomberg screen, and (b) trading is generally conducted in the interbank market, in each case as determined by the Calculation Agent in its sole discretion.

CUSIP & ISIN:	06740L6X8/ US06740L6X81

Calculation Agent:	Barclays Bank PLC

‡	The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.
‡‡

Subject to postponement in the event of a market disruption event and as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” in the prospectus supplement.

‡‡‡	The applicable dates relevant for determining the Investor Fee will be set forth in the related pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page FWP-6 of this free writing prospectus.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡‡‡‡	Proceeds to Barclays Bank PLC
Per Note	100.00%	%	%
Total	$	$	$

‡‡‡‡

Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this free writing prospectus together with the prospectus dated February 10, 2009, as supplemented by the prospectus supplement dated March 1, 2010 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

•	Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Program Credit Rating

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

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Hypothetical Examples of Amounts Payable at Maturity or Upon Early Redemption

The Redemption Amount, if any, you will receive at maturity or upon Early Redemption will be calculated based on the Final Rate on the Final Valuation Date and the applicable Investor Fee. For each $1,000 principal amount, the Redemption Amount will be calculated as follows:

$1,000 + [$1,000 × (2 × Reference Asset Return)] – Investor Fee

The Redemption Amount cannot be less than $0.00.

You may lose some or all of your principal if you invest in the Notes. Your return on the Notes will be reduced by any positive performance of the British pound sterling relative to the U.S. dollar on a two-times leveraged basis, and you may lose your entire investment in the Notes. Moreover, the Reference Asset Return must be greater than one half of the applicable Investor Fee in order for the Redemption Amount to be greater than your original investment in the Notes. If the Reference Asset Return is less than one half of the applicable Investor Fee, you will lose all or a portion of your principal. Investors will not receive any periodic interest payments during the term of the Notes.

The Notes will be redeemed prior to the Maturity Date if the Currency Exchange Rate on any Scheduled Trading Day during the Observation Period is greater than 140% of the Initial Rate.

The table and examples below illustrate hypothetical Redemption Amounts at maturity or on an Early Redemption Date, as the case may be, per $1,000 principal amount of Notes. These examples assume hypothetical Final Rates, as well as hypothetical values of (a) 1.4558 for the Initial Rate, (b) 4.050% for the Investor Fee, (c) 2.0381 for the Early Redemption Level (equal to 140% of the Initial Rate), and (d) a Leverage Factor of 2. The actual Initial Rate will equal the Currency Exchange Rate on the Trade Date, and the actual values for the Investor Fee, the Early Redemption Level and the Leverage Factor will be determined on the Trade Date. The Final Rate will be determined on the Final Valuation Date.

The following results are based solely on the hypothetical examples cited; the values in the table and examples below have been chosen arbitrarily for the purpose of illustrating various Redemption Amount payment scenarios and should not be taken as indicative of the future performance of the Reference Asset. Numbers in the table and examples below have been rounded for ease of analysis. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000.

Final Rate	Reference Asset Return	Did the Currency Exchange Rate exceed the Early Redemption Level?	Redemption Amount	Total Return on the Notes
0.4367	70%	No	$2,359.50	136.0%
0.5823	60%	No	$2,159.50	116.0%
0.7279	50%	No	$1,959.50	96.0%
0.8735	40%	No	$1,759.50	76.0%
1.0191	30%	No	$1,559.50	56.0%
1.1646	20%	No	$1,359.50	36.0%
1.3102	10%	No	$1,159.50	16.0%
1.4558	0%	No	$959.50	-4.1%
1.6014	-10%	No	$759.50	-24.1%
1.7470	-20%	No	$559.50	-44.1%
1.8925	-30%	No	$359.50	-64.1%
2.0381	-40%	No	$159.50	-84.1%
2.1109	-45%	Yes	$59.50	-94.1%
2.1837	-50%	Yes	$0.00	-100.0%
2.3293	-60%	Yes	$0.00	-100.0%

Example 1 – No Early Redemption Event occurs during the Observation Period, and on the Final Valuation Date, the Initial Rate is 1.3102, and the Reference Asset Return is 10.00%.

Because the Currency Exchange Rate does not exceed the Early Redemption Level of 2.0381 during the Observation Period, there is no Early Redemption Event and the Notes will be redeemed on the Maturity Date. On the Final Valuation Date, the Final Rate is less

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than the Initial Rate, and the Reference Asset Return is 10.00%. As a result, you will receive a Redemption Amount at maturity of $1,159.50 per $1,000 principal amount, calculated as follows:

$1,000 + [$1,000 × (2 × Reference Asset Return)] – Investor Fee

= 1,000 + [$1,000 × (2 × 10.00%)] – (4.050% × $1,000)

= $1,159.50

Example 2 – No Early Redemption Event occurs during the Observation Period, and on the Final Valuation Date, the Final Rate is 1.6014, and the Reference Asset Return is -10.00%.

Because the Currency Exchange Rate does not exceed the Early Redemption Level of 2.0381 during the Observation Period, there is no Early Redemption Event and the Notes will be redeemed on the Maturity Date. On the Final Valuation Date, the Final Rate is greater than the Initial Rate, and the Reference Asset Return is -10.00%. As a result, you will receive a Redemption Amount at maturity of $759.50 per $1,000 principal amount, calculated as follows:

$1,000 + [$1,000 × (2 × Reference Asset Return)] – Investor Fee

= 1,000 + [$1,000 × (2 × -10.00%)] – (4.050% × $1,000)

= $759.50

Example 3 – No Early Redemption Event occurs during the Observation Period, and on the Final Valuation Date, the Final Rate is 1.4558, and the Reference Asset Return is 0.00%.

Because the Currency Exchange Rate does not exceed the Early Redemption Level of 2.0381 during the Observation Period, there is no Early Redemption Event and the Notes will be redeemed on the Maturity Date. On the Final Valuation Date, the Final Rate is equal to the Initial Rate, and the Reference Asset Return is 0.00%. As a result, you will receive a Redemption Amount at maturity of $959.50 per $1,000 principal amount, calculated as follows:

$1,000 + [$1,000 × (2 × Reference Asset Return)] – Investor Fee

= 1,000 + [$1,000 × (2 × 0.00%)] – (4.050% × $1,000)

= $959.50

Example 4 – During the Observation Period, the Currency Exchange Rate exceeds the Early Redemption Level of 2.0381 and an Early Redemption Event occurs. On the Final Valuation Date, the Final Rate is 2.1109, and the Reference Asset Return is -45.00%.

Because the Currency Exchange Rate exceeds the Early Redemption Level of 2.0381 during the Observation Period, there is an Early Redemption Event and the Notes will be redeemed on the Early Redemption Date. On the Final Valuation Date, the Currency Exchange Rate is greater than the Initial Rate, and the Reference Asset Return is -45.00%. As a result, you will receive a Redemption Amount on the Early Redemption Date of $59.50 per $1,000 principal amount, calculated as follows:

$1,000 + [$1,000 × (2 × Reference Asset Return)] – Investor Fee

= 1,000 + [$1,000 × (2 × -45.00%)] – (4.050% × $1,000)

= $59.50

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—The payment at maturity or upon early redemption, the Final Valuation Date and the Final Rate are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “Reference Assets—Currency Exchange Rates—Market Disruption Events Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”; and

•

For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates”.

•

Certain U.S. Federal Income Tax Considerations—Some of the tax consequences of your investment in the Notes are summarized below. The discussion below supplements and modifies the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. To the extent that the discussion below is inconsistent with the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement, the

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discussion below supersedes the discussion in the prospectus supplement. As described in the prospectus supplement, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Asset. If your Notes are so treated, you should generally recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss will generally be exchange gain or loss.

Exchange gain or loss will generally be treated as U.S. source ordinary income or loss. However, we believe it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss, which would be long-term capital gain or loss if you have held your Notes for more than one year. More specifically, a taxpayer may elect to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss. We believe that it would be reasonable to take the position that the Notes should be treated as a “forward contract” or a “similar financial instrument” for this purpose and that therefore a holder can make the election with respect to the Notes.

You may make the election described above by clearly identifying your Notes as subject to such election in your books and records on the date you acquire your Notes. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe any security for which this election was in effect on the date such security was exercised, sold or exchanged during the taxable year, (iv) state that your Notes were never part of a “straddle” as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfied the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: “Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)”. Your election may not be effective if you do not comply with the election and verification requirements. You should consult your tax advisor about how this election might be made with respect to your Notes.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this free writing prospectus is materially correct.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds. Under these regulations, a United States holder that recognizes a loss with respect to the Notes that is attributable to changes in the spot exchange rate of a foreign currency will be required to report the loss on Internal Revenue Service Form 8886 if such loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult your tax advisor regarding any tax filing and reporting obligations—including any protective filings—that ought to be made in connection with any loss realized in connection with acquiring, owning and disposing of Notes.

Alternative Treatments. As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could assert that your Notes should be treated as a non-forward executory contract over the Reference Asset. In such case, the Internal Revenue Service could take the position that the election described above, which generally permits a taxpayer to treat the gain or loss from a “forward contract” or a “similar financial instrument” with respect to foreign currency as capital gain or loss, is not available to a holder of a non-forward executory contract. Accordingly, it is possible that any gain or loss you might recognize with respect to the Notes could be U.S. source ordinary income or loss even if you make the election described above. Additionally, it is possible that even if the Internal Revenue Service does not take the position that the election described above is not available in respect of the Notes, the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on

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which the amount you are entitled to receive upon early redemption of your Notes is determined, even though you will not receive any amounts in respect of your Notes prior to the early redemption of the Notes. In such case, there are facts under which you could be treated as having a holding period in respect of your Notes that is less than one year even if you receive cash upon the early redemption of your Notes at a time that is more than one year after the beginning of your holding period.

It is also possible that the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the Investor Fee as expenses. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes.

It is also possible that the Notes could be treated as a debt instrument denominated in U.S. dollars that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this free writing prospectus.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” includes any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include the Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

For taxable years beginning after December 31, 2012, a U.S. person that is an individual, estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax (the “Medicare tax”) on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its net gains from the sale, redemption or maturity of the Notes, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. person that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Notes.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the British pound sterling. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”; and

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets that are Currencies, an Index Containing Currencies, Shares or Other Interests in an Exchange-Traded Fund Invested in Currencies or Based in Part on Currencies”.

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In addition to the risks discussed under the headings above, you should consider the following:

•

No Principal Protection and Leveraged Downside Exposure—You may lose some or all of your principal if you invest in the Notes. The return on the Notes at maturity or upon early redemption is linked to the bearish performance of the British pound sterling relative to the U.S. dollar and will depend on whether, and the extent to which, the Reference Asset Return is positive or negative. For every 1% that the Reference Asset Return is less than zero, you will lose 2% of your initial investment at maturity or upon early redemption, subject to the Investor Fee. Moreover, the Reference Asset Return must be greater than one half of the applicable Investor Fee in order for the Redemption Amount to be greater than your original investment in the Notes. If the Reference Asset Return is less than one half of the applicable Investor Fee, you will lose all or a portion of your principal.

•

Notes Bearish on the British Pound Sterling—The Reference Asset Return will only be positive if the value of the British pound sterling weakens relative to the U.S. dollar. If the British pound sterling appreciates in value relative to the U.S. dollar over the term of the Notes, the payment at maturity or upon early redemption, and therefore the market value of the Notes, will be adversely affected on a leveraged basis.

•

Issuer Credit Risk—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	No Interest Payments—As a holder of the Notes, you will not receive interest payments.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Reinvestment Risk—If an Early Redemption Event occurs, the Notes will be redeemed prior to the maturity date without requiring your consent, and you may be unable to invest in securities with similar risk and return characteristics as the Notes. If your Notes are subject to an Early Redemption Event, you will not be entitled to any further payments after the Early Redemption Date, including any payment at maturity, even if the Currency Exchange Rate decreases below the Early Redemption Level subsequent to the Early Redemption Event.

•

Taxes—The federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, on December 7, 2007, the Internal Revenue Service issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income even if you make the election described above. The outcome of this process is uncertain and could apply on a retroactive basis. Additionally, the discussion of federal income taxes in this free writing prospectus provides that it would be reasonable to take the position that gain from the sale, redemption or maturity of the Notes will be long-term capital gain if the Notes are held for more than one year and you properly make the election described above. However, there is a risk that the Internal Revenue Service might assert that (i) your Notes should be treated as a non-forward executory contract over the Reference Asset and that (ii) the election described above is unavailable for such contracts, in which case the Internal Revenue Service may therefore treat such gain as ordinary income. You should carefully review the tax section in this free writing prospectus and consult your tax advisor with any questions.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the Currency Exchange Rate on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

FWP-7

REDEMPTION AT THE OPTION OF THE NOTEHOLDER

You may elect to require Barclays Bank PLC to redeem your Notes, in whole or in part, prior to the Maturity Date (a “Redemption at the Option of the Noteholder”) on any Business Day during the Optional Redemption Period, subject to a minimum Redemption Amount of at least 100 Notes ($100,000 aggregate principal amount). If you elect to have Barclays Bank PLC redeem your Notes, you will receive on the applicable Early Redemption Date a cash payment per Note equal to the Redemption Amount, calculated as of the applicable Final Valuation Date. After your Notes are redeemed, no further amounts will be owed to you under the Notes.

The “Optional Redemption Period” means the period from and including the first Business Day following the Issue Date to and including the Business Day that is two Scheduled Trading Days prior to the Scheduled Valuation Date. You may elect to redeem your Notes only during the Optional Redemption Period.

Redemption Procedures

The following procedures must be followed in order to have Barclays Bank PLC redeem your Notes prior to the Maturity Date:

(1) You must deliver an Optional Early Redemption Request in substantially the form attached hereto as Annex A to your broker or other person through whom you hold your Notes (your “Broker”) using a delivery method acceptable to your Broker. Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, as a beneficial owner of the Notes, you should consult the brokerage firm through which you own your Notes for the relevant deadline;

(2) Your Broker must deliver an Optional Early Redemption Instruction in substantially the form attached hereto as Annex B, to our affiliate via fax and confirm receipt by phone call no later than 12:00 p.m. (New York City time) on any Business Day during the Optional Redemption Period;

(3) We or our affiliate must acknowledge receipt of the properly completed Optional Early Redemption Instruction in order for your election to be effective. If we or our affiliate acknowledges receipt of the Optional Early Redemption Instruction on or prior to 3:00 p.m. (New York City time) on any Business Day during the Optional Redemption Period, the effective date for the your election will be that Business Day, provided any other requirements relating to the Notes are satisfied. If we or our affiliate acknowledges receipt of the Optional Early Redemption Instruction after 3:00 p.m. (New York City time) on any Business Day during the Optional Redemption Period, the effective date for your election will be the next following Business Day during the Optional Redemption Period, provided any other requirements relating to the Notes are satisfied. In addition, we or our affiliate may request a medallion signature guarantee or such assurances of delivery as it may deem necessary in our sole discretion; and

(4) On or prior to the applicable Final Valuation Date and before the Early Redemption Date, we or our affiliate will provide the relevant settlement information to your Broker, and your Broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Early Redemption Date.

All instructions given to participants from beneficial owners of Notes relating to the right to redeem their Notes will be irrevocable.

Historical Information

The following graph sets forth the historical performance of the Currency Exchange Rate from January 1, 2003 through June 4, 2010. The Currency Exchange Rate on June 4, 2010 was 1.4558. We obtained the information regarding the Currency Exchange Rate from Bloomberg L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg L.P. The historical performance of the Currency Exchange Rate should not be taken as an indication of future performance of the Currency Exchange Rate, and no assurance can be given as to Currency Exchange Rate on any day during the Observation Period or on any Final Valuation Date. We cannot give you assurance that the performance of the Currency Exchange Rate will result in the return of any of your initial investment.

FWP-8

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Issue Date indicated on the cover of this free writing prospectus, which is the 5th business day following the expected Trade Date (this settlement cycle being referred to as “T+5”). See “Plan of Distribution” in the prospectus supplement.

FWP-9

ANNEX A

INSTRUCTIONS TO INVESTOR OR AUTHORIZED PARTY: In order to request an Optional Early Redemption of your Notes, please complete and sign the Optional Early Redemption Request below and deliver it to your broker or other person through whom you hold your Notes (your “Broker”) using a delivery method acceptable to your Broker.

INSTRUCTIONS TO BROKER: Upon receipt of this Optional Early Redemption Request: (1) please confirm that the information is accurate and (2) please complete an Optional Early Redemption Instruction and follow the instructions set forth therein. A form of Optional Early Redemption Instruction can be found as ANNEX B to the pricing supplement for the Notes dated —.

OPTIONAL EARLY REDEMPTION REQUEST

(to be completed by investor or authorized party)

To:
(Name of broker or other person through whom you hold your Notes (your “Broker”))

Subject:	Barclays Bank PLC Notes—Notice of Early Redemption, CUSIP No. — (the “Notes”)

Name of account holder:

Account number:

Broker contact name:

Number of Notes to be redeemed:
(minimum 100 Notes)

I hereby irrevocably request the early redemption of the Notes described above.

I understand that these Notes will not be redeemed unless my Broker properly completes and delivers an Optional Early Redemption Instruction to Barclays Capital Inc. and the requirements specified in the pricing supplement, dated —, relating to the Notes are satisfied.

Provided all requirements are satisfied, I understand that the final valuation date for these Notes will be the first scheduled trading day following the effective date of the notice of my election of early redemption, as described in the pricing supplement (subject to postponement upon the occurrence of a market disruption event as described in the pricing supplement and related prospectus supplement).

Signed,

Name:

Telephone:

E-mail:

Date:

ANNEX B

INSTRUCTIONS TO BROKER: In order to request an Optional Early Redemption of your client’s Notes: (1) please complete and sign the Optional Early Redemption Instruction below and fax it to Barclays Capital Inc. at 212-412-1232 and (2) please call Barclays Capital Inc. at 212-528-6428 to confirm the instruction has been received. Once Barclays Capital Inc. provides you with the relevant settlement information, please contact your DTC settlements area to book the transaction.

OPTIONAL EARLY REDEMPTION INSTRUCTION

(to be completed by Broker)

To:	Barclays Capital Inc.

Barclays Bank PLC, as Calculation Agent

Subject:	Barclays Bank Notes—Notice of Early Redemption, CUSIP No. — (the “Notes”)

A holder of the Notes has irrevocably elected to exercise the Optional Early Redemption with respect to the number of Notes indicated below.

Number of Notes to be redeemed:
(minimum 100 Notes)

DTC # (and any relevant sub-account):

Contact name for DTC settlements:

Contact telephone for DTC settlements:

The undersigned certifies to you that it will (i) book a DVP trade on the applicable Final Valuation Date with respect to the number of Notes specified above at a price per Note equal to the Redemption Amount, facing Barclays Capital Inc. DTC 7256 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m. (New York City time) on the applicable Early Redemption Date.

The undersigned acknowledges that if Barclays Capital Inc. or an affiliate acknowledges receipt of this Optional Early Redemption Instruction on or prior to 3:00 p.m. (New York City time) on any business day, the effective date for this election will be that business day, provided any other requirements in the pricing supplement, dated —, relating to the Notes are satisfied. If Barclays Capital Inc. or an affiliate acknowledges receipt of this Optional Early Redemption Instruction after 3:00 p.m. (New York City time) on any business day, the effective date for this election will be the next following business day, provided any other requirements relating to the Notes in the pricing supplement are satisfied.

Signed,

(Name of Broker)

By:

Title:

Telephone:

Fax:

E-mail:

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SETTLEMENT INFORMATION

(to be completed by Barclays Capital Inc. and returned to Broker)

DTC #:	7256	Price per Note:

Contact name for DTC settlements:		Final Valuation Date:

Contact telephone for DTC settlements:		Early Redemption Date: